UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021 (February 17, 2021)

Harte Hanks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2800 Wells Branch Parkway Austin Texas 78728 (512) 434-1100

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HRTH	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01.     Other Events.

On February 17, 2021, Harte Hanks, Inc. (the “Company”) issued a press release announcing that Midea America Corp. (Midea) selected the Company to implement a digital customer service program across Medea’s portfolio of consumer products, which includes such well-known brands as Midea, Eureka, Toshiba, Comfee, COLMO, Beverly, Vandelo and Little Swan.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.     Description

99.1	Press Release of the Company dated February 17, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTE HANKS, INC.

By:	/s/ Lauri Kearnes
Name:	Lauri Kearnes
Title:	Chief Financial Officer

Date: February 18, 2021

HARTE HANKS TAPPED BY MIDEA FOR EXCLUSIVE DIGITAL CUSTOMER

CARE PROGRAM ACROSS CONSUMER BRAND PORTFOLIO

PHILADELPHIA, PA, February 17, 2021 – Harte Hanks (Harte Hanks), a leading global customer experience company, announced today that it has been selected by Midea America Corp. (Midea) to implement a digital customer service program across the company’s portfolio of consumer products, which includes such well-known brands as Midea, Eureka, Toshiba, Comfee, COLMO, Beverly, Vandelo and Little Swan.

Harte Hanks will partner with Midea to leverage its highly trained Customer Care Response team to deepen customer relationships, and provide timely and more focused support when responding to consumer inquiries regarding Midea products and services. The e-retail platforms that will be supported include Amazon, Target, Lowe’s, Walmart, Home Depot and others.

In addition, Harte Hanks will provide Midea with post-purchase analysis, social analytics and technology audits. These insights act as a “cultural radar” to help Midea in future development of consumer innovations across its brands.

Midea Group is a global provider of a broad portfolio of consumer products such as major appliances, air conditioners, vacuums and small appliances. It employs over 150,000 people worldwide and generates approximately $40 billion in annual revenue.

“We are excited to be working with the Harte Hanks team on this important program to super-serve our customers,” says Jay Reynolds, Director After Sales Service at Midea. “Our ability to provide a best-in-class customer service experience and real-time social media engagement differentiates our brands in the marketplace. We also believe it is vitally essential during this period when consumers are using retailer and social platforms more than ever for purchase information and product research.”

“Midea is a company that excels at prioritizing their customer” says Joyce Karel, Chief Commercial Officer at Harte Hanks. “Their approach to responding to reviews and utilizing real-time dashboards to feed insights to product teams is progressive and unparalleled in the consumer appliance industry. We are thrilled to partner with Midea, a company that understands how important it is to deliver better experiences, more efficiently throughout the customer journey, both before and after product purchase.”

About Harte Hanks

Harte Hanks is a global customer experience company that seamlessly blends the digital and physical through omnichannel marketing solutions. Harte Hanks works with leading Fortune 500 companies, including Bank of America, BMW Group, Cisco, IBM, L’Oréal, Pfizer, Sony and Unilever, among others. Headquartered in Austin, TX, Harte Hanks has more than 2,000 employees in offices across The Americas, Europe, and Asia-Pacific.

For more information, visit hartehanks.com.

About Midea & Midea Group

It’s time to make yourself at home. Midea America, headquartered in Parsippany, NJ, is the U.S. subsidiary of Midea (SZ:000333), a publicly listed, Fortune 500 company that offers one of the most comprehensive ranges in the home appliance industry and the world’s number 1 brand of air-treatment products.* Midea America’s lineup of innovative home products includes air treatment, refrigeration, laundry, large cooking appliances, kitchen appliances, floor care and more. For more information, visit Midea at www.midea.com.

*Source Euromonitor International Limited; Consumer Appliances 21ed, retail volume sales in units, 2020 data